UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2014 (August 18, 2014)

NANOSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33775	36-4339870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4088 Commercial Avenue, Northbrook, Illinois		60062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 400-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 18, 2014, the board of directors (the “Board”) of Nanosphere, Inc. (the “Company”), acting in accordance with Sections 3.3 and 3.4 of the Company’s Amended and Restated Bylaws, increased the size of the Board from seven to eight directors and elected Kristopher A. Wood to the Board to serve until the next annual meeting of stockholders of the Company and until his successor is elected and qualified or the earlier of his resignation, removal, disqualification or death.

Mr. Wood is currently the sole member of Highline Partners, LLC, a consultancy through which he serves in the capacity of chief investment officer at Lurie Holdings, Inc. and as Special Advisor on strategic matters to New Page Corporation and its board of directors. Prior to forming Highline Partners, from 2009 to 2011, Mr. Wood served as head of strategy and corporate development at WorldColor Press, Inc. Mr. Wood served from 2007 to 2009 as an associate at MidOcean Partners, a private equity investment firm based in New York and London. Mr. Wood also served as chief acquisitions officer for Glenayre Inc. and as managing director for mergers and acquisitions and venture capital at Vertis Holdings, Inc. and its predecessor, Big Flower Holdings, Inc. He currently serves on the boards of directors for several privately-held companies. Mr. Wood received a BS in Economics from the Wharton School of the University of Pennsylvania.

Except as set forth above, there are no agreements or understandings between the Company and Mr. Wood in respect of his service as a director of the Company, nor are there any other transactions in which Mr. Wood has any interests that are subject to disclosure as related person transactions pursuant to Item 404(a) of Regulation S-K.

The Company announced Mr. Wood’s election to the Board in a press release issued on August 20, 2014. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of Nanosphere, Inc. dated August 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOSPHERE, INC.

(Registrant)

By:	/s/ J. Roger Moody, Jr.
J. Roger Moody, Jr.
Chief Financial Officer, Vice President of Finance & Administration, Treasurer, Secretary

Date: August 20, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Nanosphere, Inc. dated August 20, 2014.